Exhibit 99.3

Gilla Attending Inter-tabac

MIAMI, FLORIDA – (September 18, 2014) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB:GLLA), a designer, marketer and distributor of electronic cigarettes (“e-cigarettes”), vaporizers and related accessories, has announced that Graham Simmonds, CEO, Danny Yuranyi, President, and Mike Connell, VP of Digital Operations, will be attending Inter-tabac, the leading international trade fair for tobacco products and smoking accessories. The conference runs from September 19th to the 21st in Dortmund, Germany.

“This is a must-attend event for anyone involved in the tobacco or e-cigarette industry,” stated Mr. Simmonds. “Especially when you set your sites on an international market,” he continued. Gilla recently announced that charliesclub.com—an online subscription-based, members-only e-cigarette service featuring free e-cigarette hardware and monthly e-cigarette refills with no contracts or commitments—will be expanding into 32 European countries. Inter-tabac features upwards of 500 exhibitors from approximately 50 countries.

About Charlie’s Club

Charlie’s Club was created with tobacco smokers in mind. It is the first e-cigarette online subscription service to provide free hardware and accessories to its members. Similar to the popular razor blade and mobile phone business models, Charlie’s Club subsidizes the costs of the hardware for its members, with no contracts or minimum terms.

In the United States, members choose one of the three membership packages delivering monthly refills based on a member’s consumption preferences:

o	Silver (15 cartridges/month)
o	Gold (25 cartridges/month)
o	Platinum (50 cartridges/month)

Charlie’s Club also has a dynamic Affiliate Program, offering industry-leading incentives and compensation in return for advertising and lead generation. Affiliates have access to free professional marketing materials, including banners, videos, text links, coupons and more, along with monthly payment generation and sub-affiliate tracking.

Who is Charlie and why did he create this excellent e-cigarette club? Charlie’s identity has been intentionally hidden for his protection. Join the club to learn more.

For more information visit: www.charliesclub.com

About Gilla Inc.

Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”), vaporizers, e-liquids and related accessories. Gilla has a two-pronged business model: white-label solutions, including branding, marketing and sales support; and e-commerce solutions like Charlie’s Club, a members-only online e-cigarette monthly subscription service featuring free hardware and no contracts. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc